News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202
P&G DELIVERS FIRST QUARTER CORE EPS OF $1.07, ORGANIC SALES UP 2%; COMPLETES PET CARE DIVESTITURE, ANNOUNCES DURACELL EXIT

CINCINNATI, Oct. 24, 2014 - The Procter & Gamble Company (NYSE:PG) reported first quarter fiscal year 2015 core earnings per share of $1.07, an increase of two percent versus the prior year.  On a currency-neutral basis, core earnings per share increased nine percent.  Diluted net earnings per share were $0.69, including non-core items of $0.38 per share.  Organic sales grew two percent for the quarter. Reported net sales were $20.8 billion, unchanged versus the prior year, including a negative two percentage point impact from the combination of foreign exchange and minor divestitures.

P&G generated operating cash flow of $3.6 billion and free cash flow of $2.8 billion for the quarter.  Adjusted free cash flow productivity was 96%.  P&G returned $4.2 billion in cash to shareholders, including $1.8 billion in dividends and $2.4 billion of common stock repurchases.

"P&G's first quarter results were in-line with our expectations, despite a very difficult operating environment," said Chairman, President, and Chief Executive Officer A.G. Lafley.  "This keeps us on-track to deliver our fiscal year commitments."

"We continue to accelerate and increase productivity savings, sharpen our strategies and strengthen our portfolio by focusing on our biggest opportunities.  The pet care divestiture and exit of the battery business will allow us to further focus these efforts."

July – September Quarter Discussion

Net sales were unchanged versus year ago at $20.8 billion in the July – September quarter, including a negative two percentage point impact from the combination of foreign exchange and minor divestitures.  Organic sales grew two percent, in line or higher versus the prior year in all reporting segments.  Organic volume was unchanged versus the prior year in both developed and developing regions.  Pricing added one percentage point to sales growth, and geographic and product mix was also positive.

July – Sept 2014 Net Sales Drivers	Volume	Foreign Exchange	Price	Mix	Other*	Net Sales	Organic Volume	Organic Sales
Beauty, Hair and Personal Care	-1%	-1%	1%	0%	0%	-1%	-1%	0%
Grooming	-2%	-1%	4%	-2%	0%	-1%	-2%	0%
Health Care	4%	0%	1%	1%	0%	6%	4%	6%
Fabric Care and Home Care	1%	-2%	-1%	0%	0%	-2%	1%	0%
Baby, Feminine and Family Care	0%	-2%	2%	2%	-1%	1%	0%	4%
Total P&G	0%	-1%	1%	1%	-1%	0%	0%	2%
*Other includes the sales mix impact of acquisitions/divestitures and rounding impacts necessary to reconcile volume to net sales

•	Beauty, Hair, and Personal Care segment organic sales were unchanged as pricing benefits from prior year increases across all business units were offset by lower volume in Prestige.
•
Grooming segment organic sales were unchanged as higher pricing and innovation on Blades & Razors and higher volume in Appliances from innovation were offset by lower Blades & Razors volume in developed regions.

•	Health Care segment organic sales increased six percent behind innovation-driven volume growth in Oral Care and Personal Health Care along with higher pricing in Oral Care.
•
Fabric Care and Home Care segment organic sales were unchanged as increased Fabric Care volume behind initiatives was offset by a decline in Personal Power due to high volume in the base period from new distribution.

•	Baby, Feminine and Family Care segment organic sales increased four percent behind pricing, primarily in Baby Care, and positive sales mix, driven mainly by Feminine Care.

Core earnings per share were $1.07, an increase of two percent versus the prior year.  Foreign exchange reduced core earnings by $0.07 per share, resulting in a nine percent increase in core earnings per share on a currency-neutral basis.  Diluted net earnings per share were $0.69, including non-core items of $0.38 per share.   Non-core items include a $0.32 per share non-cash goodwill and intangible asset impairment charge related to the battery business.  For a full reconciliation of non-core items, please see Exhibit #1: Non-GAAP Measures.

Core operating profit margin decreased 20 basis points as a 20 basis point improvement in core gross margin was more than offset by a 30 basis point increase in core SG&A as a percentage of net sales.  Reported operating profit margin decreased 570 basis points primarily due to the impairment charges.  Reported gross margin was unchanged as manufacturing savings of 140 basis points were offset by foreign exchange, higher commodity costs, incremental restructuring charges and innovation and capacity expansion investments. Reported SG&A as a percentage of sales increased 90 basis points as productivity savings of 70 basis points from overhead and 50 basis points of marketing efficiencies were more than offset by foreign exchange impacts, including a non-core charge for adjustments to remeasure certain balances in Venezuela.  Total productivity savings in cost of goods sold and SG&A were 260 basis points.

Pet Care Divestiture
During the quarter, the Company completed plans to exit the Pet Care business.  P&G closed the divestiture of its pet business in the Americas to Mars, Inc. in July.  Mars then exercised their option to purchase P&G's pet business in Asia.  In September, P&G signed an agreement to divest its European pet business to Spectrum Brands.  All remaining elements of these transactions are expected to close in calendar year 2015, pending regulatory approvals.

Duracell Announcement
 Consistent with its plans to focus and strengthen its brand and category portfolio, P&G announced its intention today to exit the Duracell personal power business by creating a stand-alone Duracell company.  P&G said its goals in the process of exiting this business are to maximize value to P&G's shareholders and minimize earnings per share dilution.

P&G said it is exiting the battery business in two steps.  The first step was finalizing an agreement to sell its interest in a China-based battery joint venture, which it accomplished in late-August.  Terms of this transaction were not disclosed.

The second step is the exit of the Duracell business.  Although no decision has been made on the form of the exit, P&G's current preference is a split-off of the Duracell business into a stand-alone company.

In a split-off, P&G shareholders would be given the option of exchanging some, none, or all of their P&G shares for shares in the newly formed Duracell company.  P&G's outstanding share count would be reduced by the number of P&G shares exchanged.  The exact exchange ratio would be set just prior to the completion of the transaction, which P&G expects would occur in the second half of calendar year 2015.

P&G said it would notify its shareholders when a final decision is made regarding the form of the business separation.  The Company added that any alternative exit scenario – including a spin-off, divestiture or other offer – that generates equal or better value will be considered.

"We greatly appreciate the contributions of our Duracell employees.  Since we acquired the business in 2005 as part of Gillette, Duracell has strengthened its position as the global market leader in the battery category," said Mr. Lafley.  "It's a business with attractive operating profit margins and a history of strong cash generation.  I'm confident the business and its employees will continue to thrive as its own company."

  The Company said it will continue to report results of the Duracell business as continuing operations for the time being.

Goodwill and Intangible Impairment

During the quarter the Company took a non-cash charge of $932 million after-tax, or $0.32 per share, to adjust the carrying values of goodwill and indefinite-lived intangible assets in its Duracell battery business. The Company said it is writing down the asset value of its battery business to be more reflective of the value it will receive from the recently announced sale of its interest in a China-based battery joint-venture.

Fiscal Year 2015 Guidance

P&G reiterated its organic sales growth and core earnings per share growth guidance ranges for fiscal year 2015.  P&G added that the quarterly profile of earnings will be heavily influenced by the variation of foreign exchange impacts from period-to-period.  The Company expects significant negative sales and earnings impacts from foreign exchange in the October-December 2014 quarter.

The Company continues to expect organic sales growth in the low-to-mid single digit range.  Net sales growth is now expected to be in-line to up low single digits versus the prior fiscal year, including a negative two point impact from foreign exchange.

P&G maintained its outlook for core earnings per share growth in the range of mid-single digits.  All-in GAAP diluted net earnings per share are now expected to be down two percent to down five percent versus the prior year, including approximately $0.55 per share of non-core charges, primarily from $0.20 per share of non-core restructuring charges and $0.32 of impairment charges.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Selected Financial Information

	GAAP			CORE (NON-GAAP)*
	Three Months Ended September 30			Three Months Ended September 30
	2014	2013	% Change	2014	2013	% Change
NET SALES	$ 20,792	$ 20,830	-%	$ 20,792	$ 20,830	-%

COST OF PRODUCTS SOLD	10,552	10,574	-%	10,459	10,512	(1%)

GROSS PROFIT	10,240	10,256	-%	10,333	10,318	-%

SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,327	6,136	3%	6,185	6,133	1%

GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSET IMPAIRMENT CHARGES	973	-	N/A	-	-	N/A

OPERATING INCOME	2,940	4,120	(29%)	4,148	4,185	(1%)

DILUTED NET EPS FROM CONTINUING OPERATIONS	$0.68	$1.03	(34%)	$1.07	$1.05	2%

TAX RATE	29.0%	23.7%		22.6%	23.6%

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
GROSS MARGIN	49.2%	49.2%	-	49.7%	49.5%	20
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	30.4%	29.5%	90	29.7%	29.4%	30
GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSET IMPAIRMENT CHARGES	4.7%	-%	470	-%	-%	N/A
OPERATING MARGIN	14.1%	19.8%	(570)	19.9%	20.1%	(20)

CASH FLOW (THREE MONTHS ENDED SEPTEMBER 30) - SOURCE/(USE)	2014	2013
OPERATING CASH FLOW	3,633	2,044
FREE CASH FLOW	2,823	1,319
DIVIDENDS	(1,806)	(1,708)
SHARE REPURCHASE	(2,378)	(2,502)

*Core excludes incremental restructuring charges, impairments, and balance sheet remeasurement impact from Venezuela.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions.  Forward-looking statements are based on current expectation and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from the forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
Risks and uncertainties to which our forward-looking statements are subject include: (1) the ability to achieve business plans, including growing existing sales and volume profitably and maintaining and improving margins and market share, despite high levels of competitive activity, an increasingly volatile economic environment, lower than expected market growth rates, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus, and/or increasing competition from mid- and lower tier value products in both developed and developing markets; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the Company's overall business strategy, as well as cost and growth synergies in accordance with the stated goals of these transactions, and without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes and achieve productivity improvements designed to support our growth strategies, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including, but not limited to, product liability, patent, intellectual property, price controls, import restrictions, environmental and tax policy) and to resolve pending matters (including the pending competition law inquiries in Europe) within current estimates; (7) the ability to successfully manage the  financial, legal, reputational and operational risk associated with third party relationships, such as suppliers, contractors and external business partners; (8) the ability to successfully implement, achieve and sustain cost improvement plans and efficiencies in manufacturing and overhead areas, including the Company's outsourcing arrangements; (9) the ability to successfully manage volatility in foreign exchange rates, as well as our debt and currency exposure (especially in certain countries with currency exchange, import authorization or pricing controls, such as Venezuela, Argentina, China, India and Egypt); (10) the ability to maintain our current credit rating and to manage fluctuations in interest rate, increases in pension and healthcare expense, and any significant credit or liquidity issues; (11) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due to a wide variety of factors, including but not limited to, terrorist and other hostile activities, natural disasters and/or disruptions to credit markets, resulting from a global, regional or national credit crisis; (12) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (13) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (14) the ability to successfully manage increases in the prices of commodities, raw materials and energy, including the ability to offset these increases through pricing actions; (15) the ability to develop effective sales, advertising and marketing programs; (16) the ability to stay on the leading edge of innovation, maintain the positive reputation of our brands and ensure trademark protection; and (17) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks), the security over such systems and networks, and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves nearly five billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Duracell®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, Wella® and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Corso, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.  Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of reported sales growth to organic sales is as follows:

JAS 2014	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Beauty	(1)%	1%	0%	0%
Grooming	(1)%	1%	0%	0%
Health Care	6%	0%	0%	6%
Fabric Care and Home Care	(2)%	2%	0%	0%
Baby, Feminine and Family Care	1%	2%	1%	4%
Total P&G	0%	1%	1%	2%

Total P&G	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
FY 2015 (Estimate)	Low single digit	2%	0%	Low-to-mid single digit

*Acquisition/Divestiture Impact includes volume and mix impacts of acquired and divested businesses, as well as rounding impacts necessary to reconcile net sales to organic sales.

Core EPS and Currency-neutral Core EPS:  Core EPS is a measure of the Company's diluted net earnings per share from continuing operations excluding charges in both years for incremental restructuring due to increased focus on productivity and cost savings, and charges in FY 2015 for balance sheet remeasurement impacts from Venezuela and the impairment in our Batteries business.  We do not view these items to be part of our sustainable results.  We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the impact of foreign exchange.  We believe the currency-neutral Core EPS measure provides a more comparable view of year-on-year earnings per share growth.

The table below provides a reconciliation of diluted net earnings per share to Core EPS and Core EPS to Currency-neutral Core EPS:

	JAS 14	JAS 13
Diluted Net Earnings Per Share	$0.69	$1.04
Earnings from Discontinued Operations	(0.01)	(0.01)
Diluted Net Earnings Per Share from continuing operations	0.68	1.03
Incremental Restructuring	0.03	0.02
Venezuela Balance Sheet Remeasurement	0.04	-
Goodwill & Intangible Impairment	0.32	-
Core EPS	$1.07	$1.05
Percentage change vs. prior period	2%
Currency Impact to Earnings	0.07
Currency-neutral Core EPS	$1.14
Percentage change vs. prior period	9%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Charges to EPS Growth	Core EPS Growth
FY 2015 (Estimate)	-2% to -5%	Approximately 8%	Mid-single digit

Core Operating Profit Margin:  This is a measure of the Company's Operating Margin adjusted for charges in both years for incremental restructuring due to increased focus on productivity and cost savings, and charges in FY 2015 for balance sheet remeasurement impacts from Venezuela and the impairment in our Batteries business:

	JAS 14	JAS 13
Operating Profit Margin	14.1%	19.8%
Goodwill and Intangible Impairment	4.7%	-
Incremental Restructuring	0.4%	0.3%
Venezuela Balance Sheet Remeasurement	0.7%	-
Core Operating Profit Margin	19.9%	20.1%
Basis point change	-20

Core Gross Margin:  This is a measure of the Company's gross margin adjusted for the charges in both years for incremental restructuring due to increased focus on productivity and cost savings:

	JAS 14	JAS 13
Gross Margin	49.2%	49.2%
Incremental Restructuring	0.4%	0.3%
Rounding	0.1%	-
Core Gross Margin	49.7%	49.5%
Basis point change	20

Core Selling, General and Administrative Expense (SG&A) as a percentage of sales:  This is a measure of the Company's SG&A as a percentage of sales adjusted for charges in both years for incremental restructuring due to increased focus on productivity and cost savings, and charges in FY 2015 for balance sheet remeasurement impacts from Venezuela:

	JAS 14	JAS 13
SG&A as a % of NOS	30.4%	29.5%
Incremental Restructuring	-	-
Venezuela Balance Sheet Remeasurement	-0.7%	-
Rounding	-	-0.1%
Core SG&A as a % of NOS	29.7%	29.4%
Basis point change	30

Core Tax Rate: This is a measure of the Company's tax rate adjusted for the current and prior year tax impacts related to the impacts of incremental restructuring and charges in FY 2015 for balance sheet remeasurement impacts from Venezuela and the impairment in our Batteries business:
	JAS 14	JAS 13
Effective Tax Rate	29.0%	23.7%
Goodwill and Intangible Impairment	-6.4%	-
Incremental Restructuring	0.1%	-0.1%
Venezuela Balance Sheet Remeasurement	-0.1%	-
Core Tax Rate	22.6%	23.6%

Free Cash Flow:  Free cash flow is defined as operating cash flow less capital spending.   We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. The reconciliation of free cash flow is provided below (amounts in millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow
JAS 2014	$3,633	$810	$2,823

Adjusted free cash flow productivity:  Adjusted free cash flow productivity is defined as the ratio of free cash flow to net earnings excluding impairment charges.  The Company's long-term target is to generate annual free cash flow at or above 90 percent of net earnings.  Adjusted free cash flow productivity is also a measure used to evaluate senior management and is a factor in determining their at-risk compensation.  The reconciliation of adjusted free cash flow productivity is provided below (amounts in millions):

	Free Cash Flow	Net Earnings	Impairment Charges	Net Earnings Excl. Impairment Charges	Adjusted Free Cash Productivity
JAS 2014	$2,823	$2,020	$932	$2,952	96%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	Three Months Ended September 30

	2014	2013	% CHG
NET SALES	$ 20,792	$ 20,830	-%
COST OF PRODUCTS SOLD	10,552	10,574	-%
GROSS PROFIT	10,240	10,256	-%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	6,327	6,136	3%
GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSET IMPAIRMENT CHARGES	973	-	N/A
OPERATING INCOME	2,940	4,120	(29%)
INTEREST EXPENSE	169	165	2%
INTEREST INCOME	31	21	48%
OTHER NON-OPERATING INCOME, NET	21	5	320%
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,823	3,981	(29%)
INCOME TAXES ON CONTINUING OPERATIONS	820	942	(13%)
NET EARNINGS FROM CONTINUING OPERATIONS	2,003	3,039	(34%)

NET EARNINGS FROM DISCONTINUED OPERATIONS	17	18	(6%)

NET EARNINGS	2,020	3,057	(34%)
LESS: NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	30	30	-%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	1,990	3,027	(34%)

EFFECTIVE TAX RATE	29.0%	23.7%

NET EARNINGS PER COMMON SHARE:
EARNINGS FROM CONTINUING OPERATIONS	$ 0.70	$ 1.08	(35%)
EARNINGS FROM DISCONTINUED OPERATIONS	$ 0.01	$ 0.01	-%
BASIC NET EARNINGS PER COMMON SHARE	$ 0.71	$ 1.09	(35%)

DILUTED NET EARNINGS PER COMMON SHARE:
EARNINGS FROM CONTINUING OPERATIONS	$ 0.68	$ 1.03	(34%)
EARNINGS FROM DISCONTINUED OPERATIONS	$ 0.01	$ 0.01	-%
DILUTED NET EARNINGS PER COMMON SHARE	$ 0.69	$ 1.04	(34%)

DIVIDENDS PER COMMON SHARE	$ 0.644	$ 0.602
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,888.0	2,924.3

			Basis Point
COMPARISONS AS A % OF NET SALES			Change
GROSS MARGIN	49.2%	49.2%	-
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	30.4%	29.5%	90
GOODWILL AND INTANGIBLES IMPAIRMENT CHARGES	4.7%	-%	470
OPERATING MARGIN	14.1%	19.8%	(570)
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	13.6%	19.1%	(550)
NET EARNINGS FROM CONTINUING OPERATIONS	9.6%	14.6%	(500)
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	9.6%	14.5%	(490)

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended September 30, 2014
		% Change	Earnings From	% Change	Net Earnings	% Change
		Versus	Continuing Operations	Versus	From Continuing	Versus
	Net Sales	Year Ago	Before Income Taxes	Year Ago	Operations	Year Ago
Beauty, Hair and Personal Care	$ 4,857	-1%	$ 926	2%	$ 710	3%
Grooming	1,941	-1%	621	3%	466	3%
Health Care	2,011	6%	459	20%	322	22%
Fabric Care and Home Care	6,538	-2%	1,180	-9%	783	-9%
Baby, Feminine and Family Care	5,322	1%	1,202	11%	825	14%
Corporate	123	-25%	(1,565)	N/A	(1,103)	N/A
Total Company	20,792	-%	2,823	-29%	2,003	-34%

	Three Months Ended September 30, 2014
	(Percent Change vs. Year Ago)*
	Volume with Acquisitions & Divestitures	Volume excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other	Net Sales Growth
Beauty, Hair and Personal Care	-1%	-1%	-1%	1%	0%	0%	-1%
Grooming	-2%	-2%	-1%	4%	-2%	0%	-1%
Health Care	4%	4%	0%	1%	1%	0%	6%
Fabric Care and Home Care	1%	1%	-2%	-1%	0%	0%	-2%
Baby, Feminine and Family Care	0%	0%	-2%	2%	2%	-1%	1%
Total Company	0%	0%	-1%	1%	1%	-1%	0%
Sales percentage changes are approximations based on quantitative formulas that are consistently applied.
*Other includes the sales mix impact of acquisitions/divestitures and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Statement of Cash Flows

	Three Months Ended September 30

	2014	2013
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$ 8,558	$ 5,947

OPERATING ACTIVITIES
NET EARNINGS	2,020	3,057
DEPRECIATION AND AMORTIZATION	794	771
SHARE BASED COMPENSATION EXPENSE	81	84
DEFERRED INCOME TAXES	(15)	(11)
GAIN ON PURCHASE/SALE OF BUSINESSES	(234)	(2)
GOODWILL AND INDEFINITE LIVED INTANGIBLES IMPAIRMENT CHARGES	973	0
CHANGES IN:
ACCOUNTS RECEIVABLE	(101)	(3)
INVENTORIES	(568)	(452)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	812	(809)
OTHER OPERATING ASSETS & LIABILITIES	(316)	(731)
OTHER	187	140
TOTAL OPERATING ACTIVITIES	3,633	2,044

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(810)	(725)
PROCEEDS FROM ASSET SALES	2,948	2
ACQUISITIONS, NET OF CASH ACQUIRED	(15)	1
PURCHASES OF AVAILABLE-FOR-SALE INVESTMENT SECURITIES	(1,342)	0
PROCEEDS FROM SALES/MATURITIES OF AVAILABLE-FOR-SALE INVESTMENT SECURITIES	101	0
CHANGE IN OTHER INVESTMENTS	(440)	(124)
TOTAL INVESTING ACTIVITIES	442	(846)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(1,806)	(1,708)
CHANGE IN SHORT-TERM DEBT	105	1,862
ADDITIONS TO LONG-TERM DEBT	0	1,073
REDUCTION OF LONG-TERM DEBT	(1,902)	0
TREASURY STOCK PURCHASES	(2,378)	(2,502)
IMPACT OF STOCK OPTIONS AND OTHER	966	304
TOTAL FINANCING ACTIVITIES	(5,015)	(971)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(132)	(52)

CHANGE IN CASH AND CASH EQUIVALENTS	(1,072)	175

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 7,486	$ 6,122

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Condensed Consolidated Balance Sheet

	September 30, 2014	June 30, 2014

CASH AND CASH EQUIVALENTS	$ 7,486	$ 8,558
AVAILABLE-FOR-SALE INVESTMENTS SECURITIES	3,360	2,128
NET ACCOUNTS RECEIVABLE	6,197	6,386
TOTAL INVENTORIES	7,100	6,759
ASSETS HELD FOR SALE	134	2,849
OTHER	4,830	4,937
TOTAL CURRENT ASSETS	29,107	31,617

NET PROPERTY, PLANT AND EQUIPMENT, NET	21,799	22,304
NET GOODWILL AND OTHER INTANGIBLE ASSETS	81,571	84,547
OTHER NON-CURRENT ASSETS	5,706	5,798
TOTAL ASSETS	$ 138,183	$ 144,266

ACCOUNTS PAYABLE	8,280	8,461
ACCRUED EXPENSES AND OTHER LIABILITIES	9,554	8,999
LIABILITIES HELD FOR SALE	9	660
DEBT DUE WITHIN ONE YEAR	14,228	15,606
TOTAL CURRENT LIABILITIES	32,071	33,726

LONG-TERM DEBT	19,004	19,811
OTHER	20,279	20,753
TOTAL LIABILITIES	71,354	74,290

TOTAL SHAREHOLDERS' EQUITY	66,829	69,976

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 138,183	$ 144,266